                                                                    EXHIBIT 99.1


              DAISYTEK EARNINGS UP OVER 30%; REVENUE GROWTH OF 23%
                  Reports Adjusted Earnings per Share of $0.29
             and Begins Regionalization/ Shared Services Initiative


ALLEN, TEXAS (FEB. 12, 2001) - Daisytek International Corporation (Nasdaq: DZTK) today announced third quarter net income from continuing operations of $5.0 million and diluted earnings per share of $0.29, excluding special charges. Net income, as adjusted, represents a 33% increase over the prior year adjusted net income of $3.8 million and diluted earnings per share, as adjusted, represents a 16% increase over $0.25 for last year's quarter. Revenues for the quarter increased 23% to $309.3 million compared to last year's quarterly revenues of $251.0 million.

         After accounting for special charges, third quarter net income from continuing operations was $3.1 million, a 55% increase over prior year net income from continuing operations of $2.0 million. Diluted earnings per share from continuing operations were $0.18 compared to $0.13 in the prior year.
         Daisytek considers its adjusted presentation of earnings, which excludes nonrecurring charges and discontinued operations, to be the most relevant benchmark of the company's operating performance. The complete narrative discussed herein relates to Daisytek's adjusted financial data, unless otherwise noted.

         "Daisytek has again delivered an impressive quarter with strong revenue and net income growth. We are moving forward aggressively on operational plans in the areas of information technology improvements, distribution efficiencies and cost-saving back-office consolidations to support our strategic growth initiatives and lower costs. These efforts are designed to improve profitability even further and deliver benefits to our customers," said Jim Powell, president and CEO of Daisytek.

         This quarter Daisytek:

            o   Delivered consolidated revenue growth of 23%

            o   Grew overall U.S. revenue by 30%

            o   Achieved international revenue growth of 27% in local currencies

            o Created a strategic alliance with ECI2 to offer technology tools to help resellers

            o Was added to the Forbes Platinum 400 and Bloomberg 100 corporate for 2001

            o   Finalized a new air and ground shipping agreement with FedEx

            o Selected sites for two new regional distribution centers (one in New York and one in California)

            o   Completed a $17.7 million placement of common stock

            o Acquired the exclusive right to distribute OpenSupply, a software that monitors toner and ink usage

         Revenue growth for the U.S. division was 30%, compared with the prior year quarter, including the acquisition of Digital Storage. Excluding the Digital Storage acquisition, domestic revenue growth for the quarter was 8%. Daisytek's initiative to drive sales through the consumer-convenient channel - which includes grocery, drug, online and other resellers - continues to produce excellent results, with third quarter revenues up approximately 48% over the prior year.

         During the third quarter, the company completed the reengineering of its Superhub in Memphis, Tenn. "Although the warehouse integration has taken slightly longer than expected, the reengineered facility will be the cornerstone of our office products strategy, which includes expansion of regionally based distribution facilities. Daisytek's goal is to deliver world-class service at the lowest possible cost. The Superhub and regional centers will ultimately provide a one-box computer and office supplies solution to virtually all U.S. resellers with next-business-day delivery," said Powell.

         International revenues grew approximately 22% in U.S. dollars (27% in local currencies). The company's divisions in Australia, Canada and Mexico, which represent approximately 80% of the company's international business, all delivered strong results, each experiencing growth higher than their relative market growth.

         The increase in international revenues was slightly reduced by challenges in Argentina, which represents under 3% of the company's total consolidated revenues. Argentina has recently undergone significant economic and political change. As a result of devaluation of the Argentinean peso, Daisytek recorded a decrease in the U.S. dollar value of its net asset investment of $4.5 million at December 31, 2001 (recorded as a separate component of equity).

         "We are working closely with customers and vendors and are watching developments there. Due to the uncertainties, we anticipate some earnings impact in the short term. We have full confidence that our experienced local managers in Argentina will overcome this difficult period and respond quickly to changing prices and market conditions. Despite these difficulties, we are in the Argentina market for the long term," Powell said.

         One of Daisytek's most important milestones is its recent investment in ISA International plc, a pan-European distributor of IT supplies which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products. The investment is in the form of preferred shares that can be converted, at any time within five years, into majority ownership in ISA and Daisytek accounts for this investment at cost. As ISA recently announced, it has "enjoyed strong sales growth in 2001 compared to the previous year" and stated that the strategic alliance with and investment made by Daisytek has helped to address both the financial needs of ISA and its requirement to have strong global partnerships.

         "We are very pleased with ISA's operational improvements. ISA and Kingfield Heath give Daisytek a strong foothold in Europe and our investment is an important step in our vision to become the world's largest distributor of computer supplies, office products and accessories," said Powell.

         At The Tape Company, operating profit contribution increased 21% over the prior year quarter despite a revenue decrease of 13%. "There continues to be progress from cost savings plans and marketing initiatives," said Powell.

         Overall gross margins were approximately 10.3%, down from 10.6% for the second quarter of the year and 11.3% a year ago. This reduction primarily reflects lower contributions from foreign sourcing opportunities since Sept. 11 and the relatively lower margin contribution from Digital Storage, which was acquired during the first quarter of fiscal 2002.

         This quarter's SG&A was 7.2% of total revenue compared to 8.2% for the preceding quarter and 8.5% a year ago. SG&A this year is favorably impacted by the lower costs of operating the company's Memphis distribution facility versus outsourcing this activity, adoption of SFAS 142, whereby the company no longer amortizes goodwill, relatively lower SG&A costs of Digital Storage, and SG&A improvements resulting from commencement of the company's restructuring activities.

         EBIT (excluding certain charges) for the third quarter as a percentage of net revenues was 3.1%, exceeding Daisytek's target of achieving 3.0% by the end of the fiscal year.

         Net debt (total debt less cash) decreased to approximately $83 million during the quarter. On Dec. 20, 2001, the company announced the completion of a private placement of approximately 1.6 million shares of its common stock to a group of institutional investors for total gross proceeds of approximately $17.7 million. These funds were initially used to reduce indebtedness and will provide flexibility to pursue further strategic acquisition and investment opportunities. The first use of proceeds was a small investment in acquiring rights to distribute and develop OpenSupply software.

         In addition to the third quarter achievements listed above, in recent quarters Daisytek also:

             o Acquired Digital Storage, broadening the product line to include a wider array of computer media, accessories and supplies and extending the customer base to include more than 1,600 value-added resellers. This division has performed well since the acquisition;

             o Purchased office products wholesaler General Stationery Supplies, making Daisytek Australia's only national distributor of both computer supplies and office products. The company has integrated both product lines in its Sydney operations and is in the process of integrating the Brisbane operations;

             o Expanded its product line to include computer peripheral and connectivity products; and

             o Completed its transition to a new information technology hardware platform, finalizing Daisytek's independence from former subsidiary PFSweb.

         With the recent completion of the IT transition project, the company is working to build a centralized distribution and business support platform that will position Daisytek for continued growth, improve financial performance and support the company in its vision to be the largest distributor of computer supplies, office products and accessories in the world.

         The company today announced a restructuring plan that includes:

             o IT enhancements to ensure that the company's growing business continues to be technologically supported;

             o distribution improvements and consolidation of subsidiary computer and office supplies warehouses into five new regional hub facilities in order to leverage distribution costs; and

             o centralization of certain back-office resources into a shared services organization to reduce costs and improve efficiencies.

         "This restructuring plan will support our goal to be THE low cost provider in our industry. We expect great results from the project, including gains in market share and further improvements in our operating margins," Powell said. During the third quarter, the company commenced its restructuring activities and recorded after-tax restructuring charges of $1.9 million, including $1.0 million related to warehouse and distribution initiatives and $0.9 million related to back-office improvements. "We expect the projects will take about 18 months to complete. Further details regarding the costs and benefits of the restructuring will be discussed at our year end conference call," Powell continued.

         The company is providing updated guidance to the market to help facilitate a better understanding of Daisytek's short-term outlook. These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, the forward-looking information set forth below must be read in conjunction with the business risks listed below as well as with those highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2001.

         Ralph Mitchell, executive vice president and CFO, said, "We expect total corporate revenue growth for the current fiscal year ending March 31, 2002, to be over 15%, in the range of $1.18 billion to

$1.2 billion, despite the effects of Sept. 11 and the challenges in Argentina. We see U.S. revenue growth for the full year achieving the target of 10% to 15%. International revenue growth continues at a rate to achieve the target of 15% to 20%. With the recent issues in Argentina, the effects of September 11 and dilution from our recent share placement, EPS from continuing operations, excluding restructuring and nonrecurring charges, is targeted to be $1.03 to $1.06 for the current fiscal year. This assumes a weighted-average share count of approximately 17.5 to 17.7 million for the full year." Current weighted average share count (diluted) in the fourth quarter is approximately 19.0 million.

         "For our next fiscal year, we remain committed to our consolidated revenue growth targets of approximately 15%, which would result in revenue of between $1.35 billion and $1.4 billion. Our EBIT during fiscal 2003 will experience both the costs and some benefits of our restructuring plans and should be in the 3.2%-3.5% range through the year. We expect this EBIT percentage to climb over 3.5% by the time we exit fiscal year 2004 and all our restructuring initiatives are completed. Note that our investment in ISA is carried at cost, so the only contribution to revenue and earnings included in these projections is dividends on our preferred stock and interest on loan notes," Mitchell continued.

          "With these developments and the recent management realignment, we are making significant progress on our stated strategic initiatives," Powell said. Daisytek's plan for future growth is based on the following:

             o Increasing existing product offerings to include a full line of office products;

             o Investing in the development of emerging, higher growth customer channels such as drug and grocery chains and the Web-based divisions of major corporate resellers to increase market share and grow the customer base;

             o Developing new client services in customer care and demand generation - such as the fee-based VirtualDemand division;

             o  Expanding products and services into new international markets;
                and

             o  Pursuing acquisitions that support these strategies.

         Items excluded from the unaudited, adjusted historical financial presentation for the quarters ended Dec. 31, 2001 and 2000, are summarized below:

                                         Quarter Ended Dec. 31,
                                         ----------------------
                                           2001          2000
                                         --------      --------
GAAP net income ....................     $  3,116      $  2,206
Reconciling items, net of tax:
Restructuring charges ..............        1,885            --
PFSweb spin-off costs and other
  nonrecurring charges .............           --         1,748
Discontinued operations (BSD) ......           --          (202)
                                         --------      --------
Adjusted net income ................     $  5,001      $  3,752
                                         ========      ========

         Daisytek will hold a conference call today at 9 a.m. Central. Please dial in by 8:50 a.m. to 801-303-7410 and ask to be placed on the Daisytek earnings conference call. Two hours after the call, a recorded playback can be heard for 14 days at 402-220-1490. The access code for the playback is 1113. Check www.Daisytek.com for more details on the call, playback and webcast. NOTE:
If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.



About Daisytek

Daisytek is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. Daisytek sells its products and services in the United States, Canada, Australia, Mexico and South America. Daisytek distributes more than 17,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered in Allen, Texas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

                                      # # #

The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.


                         - FINANCIAL STATEMENTS FOLLOW -

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES, EXCLUDING RESTRUCTURING AND NONRECURRING CHARGES AND RESULTS OF OPERATIONS FOR PFSWEB, INC. AND DISCONTINUED OPERATIONS UNAUDITED ADJUSTED CONSOLIDATED STATEMENTS OF OPERATIONS

The following is an unaudited adjusted historical financial presentation of the results of operations of Daisytek International excluding restructuring and nonrecurring charges, the results of operations of PFSweb, Inc, and the income
(loss) from operations of a discontinued subsidiary. First quarter 2002 adjusted historical financial results exclude a nonrecurring charge of $4.4 million related to Daisytek's May 2001 acquisition of distribution assets in its Memphis Superhub facility from PFSweb and the termination of certain transaction management service agreements between Daisytek and PFSweb shown as nonrecurring costs in the GAAP financial statements. Third quarter adjusted historical financial results exclude restructuring charges of $2.9 million. Daisytek completed the spin-off of its subsidiary PFSweb during July 2000. The fiscal year 2001 financial presentation excludes the results of operations of PFSweb and nonrecurring charges including activities related to the spin-off of PFSweb and certain other charges.

Daisytek based the following unaudited adjusted historical financial data on available information and certain estimates and assumptions. Daisytek believes that such assumptions provide a reasonable basis for presenting the results of Daisytek International on a stand-alone basis. This unaudited adjusted financial information does not reflect what our results of operations may be in the future.

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES, EXCLUDING RESTRUCTURING AND NONRECURRING CHARGES AND RESULTS OF OPERATIONS FOR PFSWEB, INC. AND DISCONTINUED OPERATIONS UNAUDITED ADJUSTED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)


                                                                  Fiscal Year 2002                         FY 2001
                                             -------------------------------------------------------     ----------
                                              June 30,      Sept. 30,       Dec. 31,        9 Mos.         9 Mos.
                                                2001           2001           2001          Total           Total
                                             ----------     ----------     ----------     ----------     ----------
Net sales ..............................     $  272,952     $  278,769     $  309,338     $  861,059     $  739,517
Cost of sales ..........................        241,504        249,148        277,500        768,152        655,039
                                             ----------     ----------     ----------     ----------     ----------
    Gross profit .......................         31,448         29,621         31,838         92,907         84,478
Selling, general and administrative
expenses ...............................         22,649         22,742         22,176         67,567         62,823
                                             ----------     ----------     ----------     ----------     ----------
    Income from operations .............          8,799          6,879          9,662         25,340         21,655
Interest expense .......................          1,554          1,786          1,850          5,190          2,829
                                             ----------     ----------     ----------     ----------     ----------
    Income before income taxes .........          7,245          5,093          7,812         20,150         18,826
Provision for income taxes .............          2,784          1,884          2,811          7,479          7,209
                                             ----------     ----------     ----------     ----------     ----------
Net income .............................     $    4,461     $    3,209     $    5,001     $   12,671     $   11,617
                                             ==========     ==========     ==========     ==========     ==========

Net income per common share:
    Basic ..............................     $     0.30     $     0.21     $     0.31     $     0.82     $     0.71
    Diluted ............................     $     0.28     $     0.19     $     0.29     $     0.75     $     0.71


                                                                  Fiscal Year 2001                         FY 2001
                                             -------------------------------------------------------     ----------
                                              June 30,      Sept. 30,       Dec. 31,        9 Mos.         9 Mos.
                                                2001           2001           2001          Total           Total
                                             ----------     ----------     ----------     ----------     ----------
Net sales...............................     $  246,178     $  242,305     $  251,034     $  264,066     $1,003,583
Cost of sales...........................        218,319        214,058        222,662        232,765        887,804
                                             ----------     ----------     ----------     ----------     ----------
    Gross profit........................         27,859         28,247         28,372         31,301        115,779
Selling, general and administrative
expenses................................         20,993         20,615         21,215         23,237         86,060
                                             ----------     ----------     ----------     ----------     ----------
    Income from operations..............          6,866          7,632          7,157          8,064         29,719
Interest expense........................            839            940          1,050          1,344          4,173
                                             ----------     ----------     ----------     ----------     ----------
    Income before income taxes..........          6,027          6,692          6,107          6,720         25,546
Provision for income taxes..............          2,320          2,534          2,355          2,520          9,729
                                             ----------     ----------     ----------     ----------     ----------
Net income..............................     $    3,707     $    4,158     $    3,752     $    4,200     $   15,817
                                             ==========     ==========     ==========     ==========     ==========

Net income per common share:
    Basic...............................     $     0.21     $     0.25     $     0.25     $     0.29     $     1.00
    Diluted.............................     $     0.21     $     0.25     $     0.25     $     0.28     $     0.99

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES
UNAUDITED ADJUSTED CONSOLIDATED BALANCE SHEET DATA, EXCLUDING DISCONTINUED OPERATIONS
(In Thousands)

                                                                                 Dec. 31,            March 31,
                                                                                   2001                 2001
                                                                                ----------          -----------
Total assets, including net interest in BSD at March 31, 2001...............    $  378,526          $   315,364
Working capital from continuing operations, excluding debt and cash.........    $  181,737          $   175,542
Total net debt, excluding cash..............................................    $   83,454          $    76,072
Shareholders' equity........................................................    $  191,382          $   159,102

DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

The following presentation of Daisytek International Corporation is based on generally accepted accounting principles.

                                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                   DEC. 31,                       DEC. 31,
                                                          -------------------------     --------------------------
                                                             2001           2000           2001            2000
                                                          ----------     ----------     ----------      ----------
Net revenues ........................................     $  309,338     $  251,034     $  861,059      $  748,064
Cost of revenues ....................................        278,400        222,662        769,052         662,001
                                                          ----------     ----------     ----------      ----------
        Gross profit ................................         30,938         28,372         92,007          86,063

Selling, general and administrative expenses ........         20,639         19,593         63,666          59,723
Depreciation and amortization .......................          1,537          1,622          3,901           5,233
Restructuring and nonrecurring costs ................          2,044          2,843          6,469           5,031
                                                          ----------     ----------     ----------      ----------
        Income from continuing operations ...........          6,718          4,314         17,971          16,076

Interest expense, net ...............................          1,850          1,050          5,190           2,513
                                                          ----------     ----------     ----------      ----------
        Income from continuing operations before
        income taxes ................................          4,868          3,264         12,781          13,563

Provision for income taxes ..........................          1,752          1,260          4,720           5,579
                                                          ----------     ----------     ----------      ----------
        Income from continuing operations before
        minority interest ...........................          3,116          2,004          8,061           7,984

Minority interest ...................................             --             --             --              47
                                                          ----------     ----------     ----------      ----------
        Income from continuing operations ...........          3,116          2,004          8,061           8,031

Discontinued operations
        Income (loss) from operations of
      discontinued subsidiary, net of tax ...........             --            202         (1,085)            276
                                                          ----------     ----------     ----------      ----------
        Net income ..................................     $    3,116     $    2,206     $    6,976      $    8,307
                                                          ==========     ==========     ==========      ==========

Net income per common share:
Basic
   Income from continuing operations ................     $     0.20     $     0.13     $     0.52      $     0.49
   Income (loss) from operations of discontinued
      subsidiary, net of tax ........................             --           0.02          (0.07)           0.02
                                                          ----------     ----------     ----------      ----------
   Net income .......................................     $     0.20     $     0.15     $     0.45      $     0.51
                                                          ==========     ==========     ==========      ==========
Diluted
   Income from continuing operations ................     $     0.18     $     0.13     $     0.48      $     0.49
   Income (loss) from operations of discontinued
      subsidiary, net of tax ........................             --           0.02          (0.07)           0.01
                                                          ----------     ----------     ----------      ----------
   Net income .......................................     $     0.18     $     0.15     $     0.41      $     0.50
                                                          ==========     ==========     ==========      ==========

Weighted-average common and common
share equivalents outstanding:
       Basic ........................................         15,899         14,989         15,378          16,356
       Diluted ......................................         17,315         15,065         16,811          16,453


                                      -end-



Contact: JIM POWELL                                CRAIG MCDANIEL, APR
         President and Chief Executive Officer     Michael A. Burns & Associates
         or RALPH MITCHELL                         (214) 521-8596 or
         EVP - Finance and Chief Financial Officer (214) 616-7186 cellular
         Daisytek International Corporation        cmcdaniel@mbapr.com
         (972) 881-4700